Exhibit 10.4

Execution Version

CREDIT LINE NOTE

Borrower Name MCGRATH RENTCORP, a California corporation
Borrower Address	Office	Loan Number
5700 Las Positas Road	East Bay Corporate Banking
Livermore, California 94551		Amount
	Maturity Date	$12,000,000
March 31, 2021

$12,000,000	March 31, 2016

FOR VALUE RECEIVED, on March 31, 2021, the undersigned (“Borrower”) promises to pay to the order of MUFG UNION BANK, N.A. (“Bank”), as indicated below, the principal sum of Twelve Million Dollars ($12,000,000), or so much thereof as is disbursed, together with interest on the balance of such principal sum from time to time outstanding, at a per annum rate equal to the Reference Rate plus the Applicable Margin, such per annum rate to change as and when the Reference Rate shall change. Amounts borrowed hereunder may be repaid and reborrowed. Borrower may at any time prepay amounts borrowed hereunder (including in connection with any termination by Borrower of the Sweep Service as defined in the Facility Letter referred to below) without penalty or premium.

As used herein, the term “Applicable Margin” shall mean (i) 0.25% per annum from the date of this note to but excluding the date of any change in such interest rate margin required by a change in the Consolidated Leverage Ratio as provided for in this definition, (ii) 0.75% per annum, effective on the first day of the month following the month in which Bank receives a financial statement from Borrower demonstrating a Consolidated Leverage Ratio for the fiscal quarter covered thereby was greater than 2.25:1.00, (iii) 0.50% per annum, effective on the first day of the month following the month in which Bank receives a financial statement from Borrower demonstrating a Consolidated Leverage Ratio for the fiscal quarter covered thereby was less than or equal to 2.25:1.00 but greater than 1.75:1.00, (iv) 0.25% per annum, effective on the first day of the month following the month in which Bank receives a Financial Statement from Borrower demonstrating a Consolidated Leverage Ratio less than or equal to 1.75:1.00 but greater than 1.25:1.00, and (v) 0.00% per annum, effective on the first day of the month following the month in which Bank receives a financial statement from Borrower demonstrating a Consolidated Leverage Ratio for the fiscal quarter covered thereby less than or equal to 1.25:1.00; provided, however, that if Borrower fails to deliver any financial statement to Bank within the required time period set forth in the Multibank Agreement (as defined in that certain facility letter between Borrower and Bank dated as of June 15, 2012 (“Facility Letter”)), then the Consolidated Leverage Ratio for the fiscal quarter covered thereby shall be deemed to be greater than 2.25:1.00 until such financial statement is delivered to Bank.

As used herein, the term “Reference Rate” shall mean the rate announced by Bank from time to time at its corporate headquarters as its “Reference Rate.” The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.

All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed.

1. PAYMENTS.

1.1 INTEREST PAYMENTS. Borrower shall pay interest on the last day of each quarter commencing on the first such date to occur after the first advance under this note. Should interest not be so paid, it shall become a part of the principal and thereafter bear interest as herein provided.

1.2 PRINCIPAL PAYMENTS. All principal outstanding on this note is due and payable on the earlier of March 31, 2021 or any accelerated maturity date.

Borrower shall pay all amounts due under this note in lawful money of the United States to Bank at P.O. Box 30115, Los Angeles, CA 90030-0115, or such other office as may be designated by Bank, from time to time.

2. INTEREST RATE FOLLOWING EVENT OF DEFAULT. While any Event of Default is continuing, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to two percent (2%) in excess of the interest rate specified in the initial paragraph of this note, calculated from the date of such Event of Default until the earlier of (a) the date of discontinuance of such Event of Default and (b) the date on which all amounts payable under this note are paid in full.

3. EVENTS OF DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Each of the following shall constitute an “Event of Default”: (a) the failure of Borrower to make any payment required under this note when due; (b) any breach by Borrower, any guarantor, co-maker endorser, or any person or entity other than Borrower providing security for this note (hereinafter individually and collectively referred to as the “Obligor”) in any material respect of any of its material obligations under the Facility Letter or any security agreement or guaranty of this note, which breach shall remain unremedied for 30 days after notice; (c) any representation of any Obligor hereunder, or under any security agreement or guaranty for this note, shall prove to have been false in any material respect when made; (d) the occurrence of any “Event of Default” under the Multibank Agreement, provided that any waiver of any Event of Default under the Multibank Agreement will only be effective for purposes of this clause (d) if the Bank consents in writing; (e) the insolvency of any Obligor or the failure of such Obligor generally to pay such Obligor’s debts as such debts become due; (f) the commencement as to any Obligor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; (g) the assignment by any Obligor for the benefit of such Obligor’s creditors; (h) the appointment, or commencement of any proceedings for the appointment, of a receiver, trustee custodian or similar official for all or substantially all of any Obligor’s property, which is not dismissed within 60 days; and (i) the commencement of any proceeding for the dissolution or liquidation of any Obligor, which is not dismissed within 60 days. During the continuance of any Event of Default, Bank may declare, in its discretion, all obligations under this note immediately due and payable; however, upon the occurrence of an Event of Default under clause (e), (f), (g), (h) or (i), all principal and interest shall automatically become immediately due and payable.

4. ADDITIONAL AGREEMENTS OF BORROWER. If any amounts owing under this note are not paid when due, Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, incurred by Bank in the collection or enforcement of this note. Borrower and any endorsers of this note for the maximum period of time and the full extent permitted by law

(a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term ‘Borrower” includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank’s schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Borrower and any endorser of this note, including their successors and assigns, hereby consents to the jurisdiction of any competent court within the State of California, except as provided in any alternative dispute resolution agreement executed between Borrower and Bank, and consents to service of process by any means authorized by said state law. The term “Bank” includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California.

This note is subject to the terms of the Facility Letter between Borrower and Bank executed in connection herewith but in the event of any conflict between the terms of such Facility Letter and this note the terms of this note shall prevail.

MCGRATH RENTCORP, a California corporation

By:	/s/ Keith E. Pratt
Keith E. Pratt
Senior Vice President and
Chief Financial Officer